James H. Wiesenberg
                          10040 E Happy Valley Rd. #454
                            Scottsdale, AZ 85255-2388
                                 jimweis@aol.com

                                October 27, 2000

Mr. Joseph P. Gebbardt
As an individual guarantor
And as Managing Member of
And on behalf of
New Wave Networks LLC
250 South Martin
Zephyr Cove, Nevada 89448

Dear Joe:

I have received some telephone calls and correspondence from Mr. Douglas C. MacLellen, who represented that the is acting on your behalf in the capacity of merchant banker. As you know, Mr. MacLellan has urged me to accept a payoff of my loan to New Wave Networks, LLC ("NWN") and has indicated that NWN, Joe and Prime Companies, Inc ("Prime") desire that I accept a payoff of my loan and letter of intent for the exchange of stock in Prime for 100% of the membership interest in NWN. Mr. MacLellan, as you know, has asked me to sign a separate letter that would be signed only by me, you and NWN. In either case, Mr. MacLellan tells me that the desire of you, NWN and Prime is that I not participate in the equity exchange and that I accept certain cash in exchange for outstanding principal and accrued interest owed to me or that will be owed to me by NWN.

As I have expressed to Mr. MacLellan, I am not adverse to that concept. But, I need to ensure that certain protections of my loan remain in place pending a payoff, and that I have the opportunity to reconsider foregoing my loan conversion right in the event that there is any increase by Prime in the proposed payments to you or anyone else who is connected with NWN. Further, I will need direct assurances from Prime in the binding letter of intent and in the definitive agreement that my loan will be paid if the deal between Prime, NWN and you ultimately closes. Finally, as a creditor, I do not believe it is appropriate for me to sign the binding letter of intent or any other document which memorialized the proposed merger between Prime and NWN. Accordingly, I will not sign the binding letter of intent and although its form may be attached to this letter, it is not binding on me in any way.

To ensure that my concerns are adequately addressed, I hap prepared the following offer to NWN and you. This offer describes what I will do and what you, NWN and Prime will be required to do to address what you want from me. Please bear in mind that this offer can be withdrawn by me at any time prior to is acceptance for any reason or no reason at all.. Further, this offer cannot be accepted by one or more, but less than all, of you and NWN. Finally, your acceptance of this offer will not be complete until I receive nine thousand dollars ($9,000.00) by wire transfer in payment of interest due me under the loan agreement through August 20, 2000. Thus, I will continue to have the absolute right to withdraw this offer even after it is fully signed if that wire transfer has not been completed. I hope you understand what I am trying to accomplish.

Here are the offer terms:

         1. During the period between October 27, 2000 and February 20, 2001. I will not exercise my options to convert the whole or any part of my loan to NWN to membership interests in NWN, provided, however, that I will cease being bound by this non-conversion pledge in the event of (a) any incurred default of the loan agreement by either NWN or you, (b) any amendment to the binding letter of intent

------------------------
1 Wire transfer instructions appear at the end of this letter.

attached hereto (and bearing my counsel's initials solely for purposes of identification). (c the execution of any agreement or superceding or implementing that letter of intent that provides for greater or different consideration to you, anyone associated with NWN or with respect or NWN membership interests that is provided in the attached letter of intent, (d) the abandonment of the merger described in the attached letter of intent by one or more of the signatories to it, or (e) the failure of the signatories to the attached letter of intent to one or more of the signatories to the attached letter of intent to execute and to deliver to me by December 31, 2000 a fully executed and effective agreement (the "Merger Agreement") implementing the attached letter of intent. Each of you and NWN agree to promptly inform me of the details of any of the conditions (a) through (d) after any one of you obtain any notice of the condition.

2. If the closing of the Merger Agreement occurs on or before December 31, 2000, Prime shall pay me US$550,000. If the closing of the Merger Agreement occurs after December 31, 2000, Prime or NWN shall pay me in addition $175 for each day after December 31, 2001 up to and including the closing time. I am not obligated to perform the arrangement outlined in this letter if all necessary application and forms to the FCC and all assignments and transfers are not posted for public notice on or before February 20, 2001. Accordingly, this arrangement is void after that date unless extended by me through written correspondence to you and NWN. The amounts set forth in this paragraph 2 do not include reimbursement of interest that would apply if the default rat of interest were applied to my loan to NWN or amounts that I incur in collection or attempts to collect or enforce the loan agreement. Those amounts also must be paid. The February 20, 2001 dates appearing in paragraphs 1 & 2 of this letter will be extended until the earlier of 5 days after the grant of the FCC's consent to the transfer of control of NWN to Prime or April 20, 2001.

3. In exchange for the payments required by paragraphs 1 &2, I will execute UCC Lien releases on NWN's assts, including license rights, and will tender to NWN a receipt for the amount under paragraph 2, above. The closing of the Merger Agreement and the delivery of those lien releases, the delivery of that receipt and the delivery of the cash specified in paragraph 2 will occur simultaneously, with the recipe of such money being a condition precedent to the delivery of the lien release and receipt. To ensure an orderly closing, a face-to-face closing conference will be held where the lien releases and the receipt will he held in escrow pending the receipt of confirmation that the moneys specified in paragraph 2 have in fact been received by me. Wire transfer instructions for the delivery of those moneys will be the same as listed at the end of this letter, unless I provide you with different instructions, which different instructions will be deemed substituted for those at the end of this letter.

4. Upon my delivery of that receipt and those lien releases and subject to the following exemption, you and NWN shall be deemed to have release me from any claim or liability and I shall be deemed to have release you and NWN from any claim or liability. The exception to those releases shall be claims based upon my fraud or claims based upon the fraud of you or NWN. After the payment of those moneys to me, neither NWN, you nor Prime may seek the restoration of those moneys. It is understood that after that payment, each of NWN, you and Prime stands behind and assures my right to retain and use those moneys. By paying the moneys to me as per paragraph 2, you and NWN will also be representing and warranting to me that none of the conditions (b), (c), or (d) in paragraph 1 above, have occurred.. In the event that any court of competent jurisdiction requires me to repay any of those moneys, then, my security interests under my loan agreement will be automatically restored, you shall remain a guarantor of the unpaid amount and NWN's other obligations under the loan agreement and you and NWN will take such actions promptly as is required to restore my security interests to first priority liens.

5. By signing this offer, I am representing (subject to the execution of this document by you and NWN) that I have the authority to enter into an agreement based upon this offer. By signing this offer, each of you and NWN will be representing to me that he or it has authority to execute this document and is not insolvent. Any loss resulting from any misrepresenting party (including payment t of the attorney's fees of the party to whom the misrepresentation was made). The loan agreement between NWN and me, as guaranteed by you remain in full force and effect and is unchanged except as amended by this letter. A copy of the loan agreement is attached to this letter for your convenience. Please bear in mind that the time frames provided in this offer are of the essence and will be strictly adhered to by me.

If this arrangement meets your approval, then please execute this letter and return it by fax to me plus mail your original signature too. When I receive fax and original respectively, I will send each back to you similarly.

Thank you in advance for your cooperation and best wished on the completion of this merger.

Sincerely,

/s/ James H. Wiesenberg
-----------------------------
James H. Wiesenberg

Attachments

cc  Mr.  Douglas C. MacLellan
     Tom Dougherty, Esq.
     (both w/attachments)

ACCEPTED:

NEW WAVE NETWORKS, LLC

By:  /s/
----------------------------
Joseph P. Gebhardt
Managing Member

JOSEPH P. GEBHARDT

By:  /s/
----------------------------
Joseph P. Gebhardt
A natural person

                                October 27, 2000



                            BINDING LETTER OF INTENT

                                     between


                              New Wave Networks LLC


                                       and


                              Prime Companies, Inc.





 relating to the non-taxable acquisition of issued Units in the Unit capital of


                              NEW WAVE NETWORKS LLC

     This Binding Letter of Intent (the "Agreement") is made on October 27, 2000

     Between:

     (1)  NEW WAVE  NETWORKS  LLC, a Nevada  limited  liability  company,  whose
          United  States  representative   offices  are  at  250  South  Martin,
          Stateline, Nevada 89448 ("NWN"); and

     (2) PRIME COMPANIES, INC., a company incorporated under the laws of the State of Delaware, whose United States offices are at 409 Center Street, Yuba City, California, 95991-5400 ("PCI").

     It is agreed that the NWN and PCI (herein after "the Parties") will conclude a Definitive Agreement (the "Definitive Agreement") no later than by December 31, 2000 and will submit all necessary applications and forms to the FCC and all assignments and transfers will be posted for public notice no later than February 20, 2000 and the Parties will conclude the approved Transaction within 5 business days of the receipt of FCC approval and no later than April 20, 2001 (the "Closing"). It is acknowledged that Mr. Jim Wiesenberg is only a creditor in the proposed Transaction and is not a principal of NWN and does not waive any of his rights under his loan agreements with NWN. This Definitive Agreement and any FCC approval applications are to be drafted by PCI's legal council. All expenses related to discussion, negotiations and other activities between the Company are the sole responsibility of the party that incurs them. The following are terms and conditions that have been agreed to by the Parties as deal points within any Definitive Agreement. Also see the attached "side letter" executed between and among NWN, Mr. Joseph P. Gebhardt and Mr. Jim Wiesenberg and incorporated by reference herein.


1.   Sale or Exchange of Units

     NWN Unit holders shall exchange Units ("Units") and PCI will exchange Common Stock Shares in PCI ("Shares"), relying on (amongst other things) the representations, warranties and undertakings to be structured under a Unit for Share non-taxable merger transaction that will be necessarily considered non-taxable under United States Internal Revenue Service Rules and Regulations and Code. NWN warrants that NWN will be debt free upon the Closing of the Transaction.


2.   Consideration


2.1 The consideration for NWN Unit holders to enter into the Definitive Agreement and exchanging 100 percent of all outstanding Units in NWN and the elimination of Mr. Jim Wiesenberg's outstanding debt, PCI will pay at the Closing US$550,000 directly to Mr. Jim Wiesenberg (plus US$175.00 per day in additional interest if not paid by December 31, 2000 which is deductable from the US$50,000 in cash to be paid to NWN by PCI), and will provide US$50,000 in cash and 1,500,000 Shares of Common Stock in PCI directly to NWN Unit holders. As part of the

     Closing of this Transaction Mr. Jim Wiesenberg, Mr. Joseph P. Gebhardt and NWN agree to enter into a mutual release between and among the parties. This exchange ratio is based upon PCI's Common Stock shares being valued at $1.00 per common stock share and values NWN's gross 1990 POPs of 577,043 at US$3.63 per POP or a total transaction value of US$2,100,000.00 (made up of US$550,000 in debt elimination, US$50,000.00 in cash and 1,500,000 shares of PCI common stock). This valuation assumes US$4.00 per POP for the `A' band license (386,507 POPs) or US$1,546,028.00 and US$2.90 per POP for the `B' band license (190,536 POPs) or US$553,972.00. The shares and the cash to be issued to NWN may be designated to multiple parties to be provided in a schedule within the Definitive Agreement. The Common Stock shares to be granted to NWN from PCI must be registered under the 1933 Act ("the Act") utilizing a registration statement. The registration statement must be filed with the SEC within 120 days of the execution of the Definitive Agreement.

2.2 Upon execution of this Binding Letter of Intent PCI shall pay to NWN the non-refundable sum of US$10,000.00 as a good faith deposit. In the event that the Definitive Agreement is not executed this deposit will be retained by NWN as a break-up fee. In the event that NWN terminates the Agreement then, NWN must refund the good faith deposit to PCI. NWN will not engage in business combination discussions with any other company or organization from the signing of this Agreement through December 31, 2000. The good faith deposit funds are to be wire transferred to the account to be provided by NWN within 2 business days of the execution of this Agreement. In the event that the Definitive Agreement is executed then the good faith deposit will be included as part of the cash component in the Definitive Agreement. The US$550,000 due to Mr. Jim Wiesenberg at the Closing will be wire transferred to an account(s) designated solely by Mr. Jim Wiesenberg.

2.3 Following the completion of the Definitive Agreement PCI agrees to review NWN business plan and determine the capital needs of NWN and PCI agrees to arrange for debt and equity financing required in the business plan.


3.   Conditions

     Completion of the Definitive Agreement is anticipated to be conditional upon satisfaction of the following conditions:

3.1 PCI being satisfied on or before December 31, 2000 in its sole and absolute discretion with a detailed and wide ranging due diligence exercise to be carried out by it and its professional advisors on its behalf and in relation to the direct interests being acquired by virtue PCI's purchase or acquisition of the Units.

3.2 This proposed transaction is necessarily based upon PCI having access to an anticipated equity credit line that would allow PCI to meet the cash components of the transaction. In the event that PCI is unable to access this capital pool by 2/13/2000 the transaction may be terminated by either party or extended upon the mutual consent of all Parties.

3.3  Obtaining  all  necessary  consents  and  approvals  from  PCI's  and NWN's
     respective   Board  of  Directors  and,  if  necessary,   their  respective
     stakeholders.


3.4 The Parties to any submission for the approvals of issuance and or registration of the Shares of PCI, to be received by NWN's Unit holders in respect of the exchange of the Shares to the Securities Exchange Commission ("SEC") shall be prepared by, made in the name of and at the expense of PCI, subject to the input of NWN and that all requests and enquiries from any government, governmental, or regulatory body shall be dealt with by PCI and or NWN in consultation with each other and each shall promptly co-operate with and provide all necessary information and assistance reasonably required by such government, or agency upon being requested to do so.

3.5 In the event that NWN's debt holder (Mr. Jim Wiesenberg) converts his outstanding debt to Units in NWN or he does not accept US$550,000, plus any additional interest if any accrued after December 31, 2000, as payment in full for his debt with NWN, then PCI has the right to immediately terminate this Agreement. In the event that the Agreement is terminated by PCI due to Clause 3.5 then NWN will return the good faith deposit money.

3.6 NWN will commence a 2 year and 9 month audit of its business that must be completed before the completion of the Definitive Agreement. The costs associated with the audit will be initially underwritten by PCI. In the event that the audit cannot be completed by NWN, then NWN will reimburse PCI for any audit related costs paid by PCI.


4.   Employment Agreement:

4.1 Mr. Joseph P. Gebhardt will be provided by PCI with a one year renewable employment agreement on the following terms.

4.2  Mr. Gebhardt's base salary will be US$78,000.00.

4.3 Mr. Gebhardt will receive a bonus plan of US$40,000.00, to be paid half in cash and half in common stock calculated at the market value on the date of grant of any bonus, if Mr. Gebhardt assists PCI in acquiring a group of BTA's consisting of 1 million POPs and will be paid an additional US$40,000 bonus under the same terms, for each additional 1 million POPs acquired by PCI.

4.4 Mr. Gebhardt will receive at the execution of the Definitive Agreement a total of 50,000 three year common stock options that will vest 1/12 each month over the period of the Employment Agreement. The options will be priced at the closing price of PCI's common stock on the date of the Closing and PCI agrees to register the underlying shares to these options during 2001 or before.

4.5 Mr. Gebhardt will receive health care coverage provided through PCI equivalent to that of other senior executives at PCI.

4.6 Mr. Gebhardt's title shall be Head of Acquisitions. He will also be invited to attend any regular sessions of PCI's Board of Directors meetings as a Senior Advisor on Acquisitions to the Board of Directors during the period of his Employment Agreement.

4.7 In the event that Mr. Gebhardt is terminated without cause during the period of his Employment Agreement, all options will immediately vest and he will receive a severance payment in a lump sum of US$50,000.00.

4.8 PCI agrees to interview and, if found appropriate, hire Mr. Lee Cluff as an employee to assist PCI and Mr. Gebhardt in general business and acquisition analyst at a starting salary of US$2,000 per month.


5.   Announcements

5.1 Pending completion of the Definitive Agreement, the Parties shall, subject to the requirements of law or any regulatory body or the rules and regulations of any recognized stock exchange, consult together as to the terms of, the timetable for and manner of publication of, any formal announcement or circular to shareholders, employees, customers, suppliers, distributors and sub-contractors and to any recognized stock exchange or other authorities or to the media or otherwise which any party may desire or be obliged to make regarding this Agreement. Any other communication which the Parties may make concerning the foregoing matters shall, subject to the requirements of law or any regulatory body or the rules and regulations of any recognized stock exchange, be consistent with any such formal announcements or circular.


6.   Notice

6.1 Any notice or other communication requiring to be given or served under or in connection with this Binding Letter of Intent shall be in writing and shall be sufficiently given or served if delivered or sent:

     In the case of NWN:

         Facsimile:        702-588-0805
                           Attention:       Mr. Joseph P. Gebhardt
                           President
                           P.O. Box 6928
                           250 S. Martin
                           Stateline, Nevada 89449
                           Tel: 775-588-1995

         In the case of PCI at its registered office:

         Facsimile:        530-671-3215
                           Attention:       Mr. N. J. Lima
                           President and CEO
                           409 Center Street
                           Yuba City, CA  95991-4500
                           Tel: 530-755-3580


7.   Counterparts

     This Binding Letter of Intent may be executed in any number of counterparts each of which shall be deemed an original, but all the counterparts shall constitute one and the same instrument.


          IN WITNESS WHEREOF, NWN and PCI have caused this Binding Letter of Intent to be duly executed as of the day and year first above written.


         New Wave Networks LLC                       Prime Companies, Inc.


 By:     ______________________________     By:      ___________________________
         Mr. Joseph P. Gebhardt                       Mr. N. J. Lima
         President                                    President and CEO


DCM/nhm